April 19, 2007

President’s Report

Federal Home Loan Bank of New York Declares a First Quarter Dividend of 7.50%

I am pleased to report that our Board of Directors has approved the dividend rate for the first quarter of 2007 of 7.50% (annualized). The New York Home Loan Bank’s dividend rate for the fourth quarter of 2006 was 7.00%. The dollar amount of the first quarter dividend will be approximately $67 million. The cash dividend will be distributed to member financial institutions on April 30, 2007.

The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy. It represents a payout of approximately 95% of net income for the quarter. Retained earnings as of March 31, 2007, after the dividend payment, will be approximately $308 million.

Completes Section 404 Compliance

I am also pleased to announce that the Bank complied with Section 404 of the Sarbanes-Oxley Act two years ahead of the requirement.

PricewaterhouseCoopers, the independent auditor of the Bank, has issued unqualified opinions on both management’s assessment and on the effectiveness of internal control over financial reporting as of December 31, 2006.

As an SEC registrant, additional financial and other disclosures may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm. The Federal Home Loan Bank of New York is a Congressionally chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves 295 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Bank of New York is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

Sincerely,

Alfred A. DelliBovi
President & CEO

Federal Home Loan Bank of New York
April 19, 2007

About the Federal Home Loan Bank:

The Federal Home Loan Bank of New York is a AAA rated, Congressionally chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of
12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York serves financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Bank of New York is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.